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Item 77c:Attachment
Matters submitted to a vote of security holders

     An Annual Meeting of Shareholders of Advance Capital I,
Inc. was held at the Novi Hilton, 21111 Haggerty Road, Novi,
Michigan, on July 24, 1998 for the following purposes:

     1. To elect five Directors to hold office until the next Annual Meeting of Shareholders or until their successors have been elected and qualified.

              Directors Elected at Meeting          Votes For
              ----------------------------          ---------
              Joseph A. Ahern                       17,757,394
              Richard W. Holtcamp                   17,651,791
              Harry Kalajian                        17,745,511
              John C. Shoemaker                     17,787,614
              Frank R. Zimmerman                    17,732,111

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of Advance Capital I, Inc.
         for the fiscal year ending December 31, 1998

              Votes For:                            17,706,724
              Votes Against:                            30,183
              Votes to Abstain:                        130,664